Exhibit 99.1

IDAHO POWER COMPANY

POWER COST ADJUSTMENT (“PCA”) ANALYSIS

JULY 30, 2008

TABLE OF CONTENTS

I	INTRODUCTION		1

II	HYDRO GENERATION AND ITS RELATIONSHIP TO POWER SUPPLY EXPENSE VARIABILITY		3

III	THE INTENDED PURPOSE OF THE PCA: MITIGATION OF THE EFFECT ON EARNINGS OF POWER SUPPLY EXPENSE VARIABILITY		4

IV	THE PCA FORMULA		5
	A.	IPC’s Initial Requested PCA Formula	5
	B.	The IPUC Order	5
	C.	PCA Mechanics	5
		Timing	5
		PCA Forecast	6
		PCA True-up	6
		LGAR	6
		Non-qualifying Facilities	6
		Qualifying Facilities	6

V	THE RELATIONSHIP BETWEEN BASE POWER SUPPLY EXPENSE RECOVERY, THE RISK MANAGEMENT POLICY, AND PCA POWER SUPPLY EXPENSE RECOVERY		7

VI	MARKET PERSPECTIVE OF THE PCA		7

VII	CHANGING CONDITIONS SINCE ADOPTION OF THE PCA		8
	A.	Power Supply Expense Levels and Expected Volatility	8
	B.	Ever Declining Hydro Base Flows	8
	C.	Sustained Drought	8
	D.	Market Prices	9
	E.	Seasonality of Power Supply Expenses	9
	F.	Company Hedging Policy/The Energy Crisis	9
	G.	Sustained System Growth/LGAR	9

VIII	FINANCIAL EFFECTS OF PCA UNDER CURRENT CONDITIONS		10
	A.	General Effects on Earnings	10
	B.	Effect of Sharing Formula	11
	C.	Effect of LGAR	11
	D.	Third-Party Transmission Expenses	11
	E.	PCA Forecast	11

IX	DETERIORATION IN IPC’S CREDIT RATINGS AND RESULTANT INCREASE IN THE COST OF CAPITAL TO THE DETRIMENT OF THE COMPANY AND ITS CUSTOMERS		12

i

I

INTRODUCTION

Idaho Power Company (“IPC” or “Company”) is compensated for historically “normal” power supply expenses through its base electricity rates established by the Idaho Public Utilities Commission (“IPUC”) in general rate cases.  Because the Company’s energy generation is highly dependant on hydroelectric (“hydro”) generation facilities, annual variability of stream flow at the Company’s hydro facilities has a significant impact on actual power supply expenses incurred by the Company in a given year.  Historically, high stream flows have lessened the Company’s power supply expenses associated with operation of its thermal generation facilities and market purchases.  Low stream flows have traditionally increased those expenses.

Because the Company’s actual power supply expenses have significant variation from year to year while the power supply expense component embedded in base rates is static, the IPUC has adopted a power cost adjustment mechanism (“PCA”) that is intended to mitigate, but not entirely eliminate, the impact of power supply expense variability on the Company’s earnings.

Although the PCA benefits the Company by reducing the variability associated with power supply expenses, two elements of the PCA -- the “sharing formula” and the “load growth adjustment rate” (“LGAR”) -- can significantly impair the Company’s ability to earn its authorized rate of return.  Two primary conditions in recent years – sustained low water (and resultant low hydro production) and sustained system-wide increased demand for electricity – have significantly amplified the adverse effect of these elements of the PCA on the Company’s earnings and cash flow.

The PCA sharing formula establishes a fixed allocation of non-PURPA power supply expenses between customers (90%) and shareholders (10%), regardless of the magnitude of the expenses.  The cumulative before tax negative impact on earnings attributable to the application of the sharing formula to non-PURPA net power supply expenses1 during the seven year period from 2001 through 2007 is $91.9 million.2  In each of these years, the Company suffered a negative impact on earnings due to the application of the sharing formula to non-PURPA net power supply expenses.3  The single largest yearly before tax negative impact during this period was $34.1 million in 2001.  In 2007, the before tax negative impact was $17.1 million. 4

The LGAR is an element of the PCA formula that eliminates recovery of that component of power supply expenses associated with load growth resulting from changing weather conditions, a growing customer base, or changing customer usage patterns.  The cumulative

1 “Net power supply expenses” consist of the sum of fuel (predominately coal and natural gas) expenses and non-firm purchased power expenses, less surplus sales revenues.

2 Attached Exhibits 1 through 3 are financial summaries of the impact of the PCA, or components of the PCA, on Company earnings for calendar years 2001 through 2007.  Exhibit 1 summarizes the earnings and return on equity impacts of the PCA, generally.  Exhibit 2 summarizes the earnings impact of application of the sharing formula to non-PURPA net power supply costs.   Exhibit 3 summarizes the earnings impact of LGAR.

3 Exhibit 2.

4 Id.

before tax negative impact on earnings attributable to the application of LGAR during the seven year period from 2001 through 2007 is $73.2 million.5  In each of these years the Company suffered a negative impact on earnings due to the application of LGAR.6  The single largest yearly before tax negative impact during this period was $18.3 million in 2007.7

The adverse effect on the Company’s earnings of the PCA’s sharing formula and LGAR has been a primary factor contributing to the Company’s inability to recover its authorized rate of return.8  In each year from 2001 through 2007, the sharing formula and LGAR have negatively impacted the Company’s earnings.9  Even in the “high water” year of 2006, these elements of the PCA adversely affected the Company’s earnings.10 The PCA sharing formula and LGAR create an inherent bias, or asymmetry, resulting in the disproportionate imposition of prudently incurred power supply expenses on the Company rather than its customers.

The Company’s inability to recover its authorized rate of return has, in turn, resulted in deterioration of the Company’s credit quality as measured by the national credit rating agencies over the last several years. 11  As noted just this month by a Dow Jones analyst, the Company’s inability to fully recover power supply expenses, coupled with capital expansion outlays, “have gradually whittled away the company’s financial strength, say credit ratings firms, which have put Idacorp debt on watch for possible downgrade from its current ratings level, two notches above junk.”12

Deterioration of the Company’s credit rating has increased the cost to access capital and resulted in increased costs to customers.13  As noted by the Company’s Chief Executive Officer, J. LaMont Keen, in recent testimony before the IPUC:

Idaho Power’s credit quality as measured by the national credit rating agencies declined over the last several years, increasing our cost to access capital and therefore the cost to our customers.  Our stock price languishes at the same level it was a decade or two ago despite general rate cases, Power Cost Adjustments (“PCA”), and other rate activities over the last several years.  Rates in effect today do not provide the rate of return necessary to assure access to the capital markets under reasonable terms to finance needed investments.  Any delay in or lack of recovery of prudent operating or financing costs is seen as unnecessary risk by the financial community, including the credit rating agencies, during this time of

5 Exhibit 3.

6 Id.

7 Id.

8 Attached Exhibit 4 illustrates the difference between the Company’s allowed and actual return on equity each year from 2003 through 2007.

9 Exhibits 2 and 3.

10 Id.

11 Attached Exhibit 5 illustrates the steady decline in the Company’s credit quality from 2000 through 2007.

12 Attached Exhibit 6 is a copy of a Dow Jones NEWSWIRE, published July 16, 2008.

13 Attached Exhibits 7 and 8 illustrate the increased interest cost attributable to the decline in a utility’s credit rating.

plant expansion.  These pressures combine to present a formidable challenge to sustaining the financial health, operational excellence, and ultimately the independence of the Company.  (Emphasis added.)14

II

HYDRO GENERATION AND ITS RELATIONSHIP TO POWER SUPPLY

EXPENSE VARIABILITY

The Company is highly dependant on hydro generation facilities for its generation capacity.15  Indeed, among investor owned utilities in the Pacific Northwest, the Company has the highest concentration of owned hydro generation capacity (55%) and energy (46%).16  While hydro generation has obvious cost and environmental benefits over certain other generation resources, hydro generation’s “fuel” – water – is highly variable from year to year.  Variability in stream flow at the Company’s hydro facilities is inversely correlated to power supply expenses.  When stream flows are high, the Company generates more electricity at its hydro facilities, uses lower cost resources to meet load requirements, and generates greater revenues from surplus sales.  Conversely, when stream flows are low, the Company generates less electricity at its hydro facilities, relies more heavily on purchased power and thermal generation to meet its load requirements, and its surplus sales are reduced.

Reliance on hydro generation can produce variability in financial performance, especially for a regulated, investor owned utility.17  The revenue requirement and resulting rates for the Company include a component referred to as “net power supply expenses.”  Net power supply expenses are the variable expenses for generating energy to serve customers’ loads.  The Company’s net power supply expenses consist of the sum of fuel (predominately coal and natural gas) expenses, PURPA contracts and other purchased power expenses, less surplus sales revenues.  Net power supply expenses vary from year to year in inverse correlation to the amount of electricity generated by the Company’s hydro generation facilities.

Fuel and purchased power expenses approved in base rates are based on “normal” stream flows in a theoretically representative year (“test year”), while the Company’s actual expenses are dependant largely on stream flows and resultant hydro production in a specific year.18  Consequently, below-normal stream flows increase the Company’s power supply expenses, either through increased market purchases or the dispatch of more expensive owned, thermal generation to bridge the hydro shortfall.

Because increased market purchases and higher fuel prices are not immediately met by increased retail revenues from customers, cash flows decline in low water years.  Moreover, to

14  Direct Testimony of J. LaMont Keen, Idaho Power General Rate Case No. IPC-E-08-10.

15 See, Standard & Poor’s RatingsDirect, Pacific Northwest Hydrology and Its Impact on Investor-Owned Utilities’ Credit Quality (January 28, 2008) (“S & P RatingsDirect”), p. 2.

16 Id., at p. 6.

17 Id., at pp. 6-7.

18 Factors other than hydro generation also affect net power supply expenses.  These include, among others, market prices for purchased power, market prices of fuels used in utility owned thermal generation facilities, and increased system demand for electricity due to customer growth and increased customer usage.

the extent that the PCA does not permit full recovery of power supply expenses in excess of those embedded in base rates, earnings are reduced.

III

THE INTENDED PURPOSE OF THE PCA: MITIGATION OF

THE EFFECTS OF POWER SUPPLY EXPENSE VARIABILITY

The IPUC adopted a PCA mechanism in 1993.19  The PCA is intended to provide benefits to both the Company and its customers.  The company benefits because the PCA mitigates the impact on earnings of volatility in power supply expenses by permitting Idaho Power to obtain rate relief for power supply expenses actually incurred in a given year that exceed power supply expenses embedded in the base rate revenue requirement.  The PCA formula benefits customers by refunding to customers a portion of the difference between actual power supply expenses incurred and base rate power supply expenses, when actual expenses are less than base rate expenses.

As discussed in greater detail below, while the PCA serves to mitigate the impact of power supply expense variability, it does not completely eliminate the financial impact of variability on Idaho Power’s earnings and cash flow.  The PCA’s sharing formula and LGAR continue to impose risk on the Company that it may not obtain full reimbursement of actual power supply expenses through PCA rate recovery.  Under-recovery of power supply expenses increases when the Company is subject to multiple years during which actual power supply expenses exceed base rate expenses and the Company experiences sustained load growth.  As a result, a large annual deviation from normal stream flow typically weakens cash coverage of debt and interest for the Company.  Back-to-back, or multiple, poor stream flows can suppress these metrics for several years.20

The PCA tracks actual fuel and purchased power expenses incurred by Idaho Power and compares these amounts to expenses being recovered in base rates, allowing Idaho Power to defer any shortfalls for collection from customers in a later period.  A notable feature of the PCA is that it is not designed to protect current-period earnings or credit quality.21  For example, if in a particular year Idaho Power incurs a significant cash outlay for fuel and purchased power expenses relative to what it is collecting from customers in base rates, the recovery of these extra expenses via a PCA rate increase does not occur until the following year.

The PCA also does not permit Idaho Power to collect the full amount of the power supply expense overruns that result from low hydro (or other causes), but instead requires Idaho Power to absorb a portion of these expenses.  This is often referred to as the “sharing formula”.  The PCA establishes a fixed allocation of non-PURPA expenses between customers (90%) and shareholders (10%), regardless of the magnitude of the expenses.

19 Case No. IPC-E-92-25, Order No. 24806, dated March 29, 1993.

20 S & P RatingsDirect, p. 7.

21 Id., at p. 8.

In addition, as discussed in greater detail below, the LGAR mechanism of the PCA results in a significant cash loss associated with power supply expense attributable to new customers.

IV

THE PCA FORMULA

A.                               IPC’s Initial Requested PCA Formula

In response to criticism arising from repeated requests for power supply expense-related surcharges, in 1992 the Company proposed that the IPUC adopt a PCA mechanism. The Company requested that the IPUC adopt a PCA formula based upon a calculation of that portion of a customer’s rate that reflected the rate per kWh related to power supply expenses.  Under the Company’s proposed methodology, each year in April the Company would forecast the anticipated cost per kWh related to power supply expenses to be incurred during the following 12 months. The Company also proposed: an annual PCA rate adjustment reflecting 100% of the difference between the PCA forecast and the power supply expense embedded in the base rate (i.e., no sharing formula); that the total difference be recoverable ( or refundable), regardless of whether some portion of power supply expenses was attributable to load growth (i.e., no LGAR); and, that in the following year, a “true-up” adjustment be made to correct for any discrepancy between the PCA forecasted power supply expenses and power supply expenses actually incurred.

When the Company requested a PCA in Idaho, the Company’s base level power supply expenses were approximately $54 million, and volatility was expected to be slightly more than $100 million from the highest water condition to the lowest water condition.22

B.                              The IPUC Order

The IPUC adopted a PCA that includes a forecast of power supply expenses and a true-up mechanism  The IPUC ordered, however, that the PCA methodology measure deviations from base levels on a total expense basis rather than a cost per kWh basis.  The IPUC also ordered that actual expenses be adjusted to remove expenses theoretically related to serving load growth at a rate of $16.84 per Megawatt-hour.  This rate, now referred to as the LGAR, was intended to adjust actual power supply expenses to match normalized loads and thereby eliminate the effect of load growth upon power supply expenses.  In addition, the IPUC rejected the Company’s proposed 100% recovery of power supply expenses, and initially authorized a 60% recovery of non-PURPA expenditures.  The IPUC has since changed the sharing ratio to 90/10%, and permits 100% recovery of PURPA expenditures.

C.                              PCA Mechanics

Timing - The PCA is essentially a two part mechanism.  The first component is the forecast.  Annually, for the upcoming one-year April through March time period (the “Forecast Year” or “PCA Year”), the Company forecasts the difference between power supply expenses embedded in base rates and expected power supply expenses. Effective in June and for one year thereafter (the “Collection or Refund Period”), rates are adjusted to permit recovery, or

22 These assumptions were based upon 63 years of history, 1929 through 1991.

require refund, by the Company (subject to the sharing ratio) of the difference between power supply expenses embedded in base rates and forecasted power supply expenses.

The second primary PCA component is the “true-up”.  During the PCA Year the Company tracks the difference between actual power supply expenses and the expense level included in base rates and forecast PCA rates.  The difference, in addition to other adjustments discussed below, is recorded in a deferred accrual account.  The resulting March accrual balance is the “true-up” component of the PCA rate change each June.

The PCA is calculated annually for each PCA Year. Because the true-up of a prior year’s PCA is not completed before the commencement of a new PCA Year, the financial impact of a single year’s PCA can span more than a single financial reporting period.

PCA Forecast - Projected expenses are calculated by using a natural logarithmic function of a single variable -- projected April through July Brownlee reservoir inflows.  Each April the National Weather Service’s Northwest River Forecast Center (“NWRFC”) makes a stream flow forecast upon which the PCA forecast is based.

PCA True-up – In addition to the deferred accrual account reconciliation noted above, the true-up has three significant elements: the LGAR; the non-qualifying facilities adjustment; and, the qualifying facilities adjustment.

•           LGAR – As noted previously, LGAR is an adjustment that removes an estimate of power supply expenses associated with load growth resulting from changing weather conditions, a changing customer base, or changing usage patterns. Incident to the PCA true-up, LGAR is calculated by comparing actual system load with normalized system load established in the most recent general rate case. The difference in megawatt hours is divided by two and multiplied by $62.79.  When actual load growth is greater than normalized base system sales, the Company refunds the difference (subject to the sharing formula) to the customer and records increased PCA expense. Because normalized system sales are determined in a general rate case using a historical test year, and because the Company continues to experience system wide growth, the LGAR has consistently had an adverse effect on the Company’s earnings.

•           Non-qualifying Facilities – The PCA true-up adjustment for non-qualifying facilities (i.e., non-PURPA power supply expenses) calculates the difference between non-PURPA power supply expenses embedded in base rates and expenses actually incurred. If expenses are higher than those included in base rates, the Company records reduced expense and collects 90% of the difference from customers.  If expenses are lower, the Company records increased expense and refunds 90% of the amount to customers.

•           Qualifying Facilities – The PCA true-up adjustment for qualifying facilities (i.e., PURPA contract purchases) calculates the difference between PURPA power supply expenses embedded in base rates and expenses actually incurred. If expenses are higher than those included in base, the Company collects the difference.  If expenses are lower, the Company refunds the amount to customers.  This difference is not subject to the 90/10% sharing formula.

V

THE RELATIONSHIP BETWEEN BASE POWER SUPPLY EXPENSE RECOVERY,

THE RISK MANAGEMENT POLICY, AND PCA POWER SUPPLY EXPENSE RECOVERY

Base rates include a power supply expense component that compensates the Company for power supply expenses incurred under historically “normal” conditions.  If the base rate formula for calculating power supply expenses is under-inclusive of power supply expenses and the Company continuously incurs actual power supply expenses that are greater than those reflected in base rates, the sharing formula of the PCA imposes a disproportionate portion of those expenses on the Company.  Continued drought increases this earnings shortfall over time because the sharing formula is applied to greater deviations of actual power supply expenses from expenses assumed in base rates.

As a result of the western energy crisis in 2000 and 2001, the IPUC encouraged the Company to adopt a prescriptive “Risk Management Policy” to mitigate risk associated with hydro and market price variability.  The Risk Management Policy is conservatively biased to provide adequate resources to meet anticipated demand, and to protect against extremes in market electricity prices.

The Risk Management Policy’s “Tier 1” mechanism is triggered, and compels the Company to make market purchases, when the combination of forecasted low hydro conditions and high market prices indicate need for additional power purchases to meet load.  The Tier 1 mechanism can force the Company to purchase for future delivery electricity at then-current forward prices.  If conditions change and the electricity is not required to meet demand and is resold at prices lower than its cost, the resultant loss is subject to application of the PCA sharing formula and the Company absorbs 10% of the loss.

Eliminating the PCA sharing formula would permit the Company to recover, over time, the entirety of its power supply expenses. “Capping” the sharing formula – limiting its application to only a range of actual power supply expenses in a given year, or an aggregate of expenses over a number of years – would moderate the extreme effects of the sharing formula. Similarly, increasing base rate recovery of power supply expenses would lessen the extreme effects of the sharing Formula.

VI

MARKET PERSPECTIVE OF THE PCA

Standard & Poor’s (“S & P”) describes the following aspects of the Idaho PCA to be “weaknesses”: “[a]bsorbing 10% of cost overruns is clearly positive under typical deviations above and below normal, but for very large cost overruns the uncollectible share becomes meaningful and for multiyear poor hydro conditions it still creates a drag on financial ratios”; and, the PCA can create higher cash flow volatility when a strong hydro year is followed by a poor year by creating an obligation for the Company to flow back refunds to customers at the same time it is incurring significant new deferrals.23

23 Id.

S & P concludes that “despite having both a PCA and an update process, the mechanisms have not been able to fully insulate [IPC] from the highly variable and generally low flow conditions that have persisted on the Snake River for the greater part of the past decade.”24

VII

CHANGING CONDITIONS SINCE ADOPTION OF THE PCA

A.        Power Supply Expense Levels and Expected Volatility

As a result of the 2007 rate case, base level power supply expenses are now approximately $130 million which includes $93 million of PURPA expenditures, compared to $29.4 million in 1992.  Volatility from high to low water conditions has increased from the slightly over $100 million expectation in 1992 to over $330 million based upon modeled scenarios.  Actual deviations from base power supply expense levels experienced during the energy crisis of  2000 and 2001 exceeded $300 million, suggesting that the $330 million modeled volatility from high to low water conditions is a low estimate.

B.        Ever Declining Hydro Base Flows

Since the early 1900s, the construction of storage reservoir and canal systems in southern Idaho has led to less water in the Snake River.  Over the past 50 years there has also been a significant conversion from flood to sprinkler irrigation and from surface-supplied irrigation to groundwater-supplied irrigation, as well as an increase in the amount of groundwater-irrigated land put into production.  These changes have reduced spring-fed contributions to the river.  Measurements of base flow in the Snake River, particularly between Idaho Power’s Twin Falls and Swan Falls hydro facilities, evidence reduced water in the river.

The yearly average flow measured below Swan Falls has declined at an average rate of 53 cubic feet per second (“CFS”) per year from 1960-2005.  In addition, observed stream flow gains between Twin Falls and Lower Salmon Falls, which are largely attributed to base flow contribution, have declined at a rate of 29 CFS/year over the same period.  A decrease of 53 CFS/year represents the loss of over 38,400 acre-feet of water per year, and a hydro generation loss of approximately 153 aMW in 2005 as compared to 1960.  If this trend continues, the reduction in hydro generation due to declining base flow may reach 183 aMW by 2015.25

C.        Sustained Drought

Six of the last eight years have been in the lowest 20 percent of historical stream flow conditions.26  Resultant low hydro production has increased actual power supply expenses.

24 Id.

25 Idaho Power Company, Integrated Resource Plan (2006), p. 31.

26 These low stream flow conditions are the result of drought and increased water usage by upstream users.

D.        Market Prices

Changes in Federal Energy Regulatory Commission (“FERC”) rules have increased the volatility of market energy prices.  Until the mid-1980s, FERC rules for establishing market prices required that a utility demonstrate that the price it received for energy provided as a surplus sale was not greater than fully distributed cost of the generation sources used for the sale.  In essence, market prices were capped and as a result were more predictable.  FERC’s decision to remove the caps on market prices is viewed as necessary to promote an open access environment, but it has increased the volatility of market prices and power supply expenses.

E.        Seasonality of Power Supply Expenses

Related to changes in market prices, the seasonality of base levels of power supply expenses has shifted significantly in recent history.  During periods of surplus, typically in the early months of the year, higher market prices result in lower costs of providing energy (i.e., greater surplus sales offset fuel and purchased power expenses).  During summer months, when the Company is often experiencing deficiencies, power supply expenses are higher than in the past.

F.         Company Hedging Policy/The Energy Crisis

Before the energy crisis of 2000 and 2001, the Company exercised considerable discretion with regard to the advance purchase of energy for anticipated future deficiencies or the advance sale of energy for anticipated future surpluses.  Seasonal market prices had been relatively predictable and were tied to resources that would typically be in surplus at a particular time of year.  As a result of many factors during the energy crisis, market prices kept rising above precedential levels.

Following the energy crisis, the Company implemented a Risk Management Policy to remove “price view” from influencing the timing of transactions to deal with future anticipated deficiencies or surpluses.  As a result, the process in now far more prescriptive in nature than when the PCA was adopted.

The IPUC’s stated reason for the 90/10% sharing ratio in the PCA was to incent the Company to make wise decisions with regard to the purchase or sale of energy because the Company was “on the hook” for 10% of expenditures.  With a prescriptive buying and selling  policy driving the vast majority of energy purchases and sales, this incentive is no longer necessary.

G.        Sustained System Load Growth/LGAR

The Company’s customer population grew 22.2 percent between 2000 and 2007.  During periods of system load growth, LGAR adversely affects earnings in two ways.  First, the mechanism compares normalized system load from the most recent test year with actual system load which includes customer growth, weather volatility, and any other factor affecting load.  Since 1997, actual system load has always exceeded normalized system load included in base rates.  This causes an under-recovery of prudently incurred power supply expenses.  Second, the difference between normalized system load and actual system load is multiplied by a rate that is greater than the power supply expense rate embedded in base rates, and the resulting product is removed from PCA consideration.

The regulatory compact assumes that the cost of providing service following test year quantification is equal to the cost of providing service contained in the test year quantification.  That is, if the cost of providing service determined in the test year is an average of 5 cents per kWh for all customers, the average cost of service during the time the rates will be in place is presumed to remain at 5 cents.  Assuming 1 cent of the 5 cents is the result of power supply expenses, with load growth the Company will receive 5 cents for each additional kWh sold -- 1 cent to cover power supply expenses and 4 cents to cover all other expenses.  The 1 cent is embedded in the Company’s revenues and is removed from PCA power supply expense consideration because the Company has already received the 1 cent based upon existing rates.  If the LGAR is set at a level above 1 cent per kWh, however, the amount above 1 cent removes the Company’s ability to recover the remaining 4 cents necessary to cover all other expenses of serving load growth.  If the LGAR is set at a rate above 5 cents, the Company must remove more power supply expense from PCA consideration than total additional revenue received from load growth.

Costs of service studies suggest that the incremental cost of service for all components of the total rate are higher than comparable embedded cost components.  An LGAR that is higher than the embedded power supply expense rate is “stealing” from other components where there is no benefit to be stolen, the Company has a reduced opportunity to earn its authorized rate of return.  The initial LGAR rate was 1.684 cents per kWh hour.  The initial power supply expense component of rates was approximately 0.4 cents per kWh.  The most recent LGAR rate has increased significantly to 6.279 cents per kWh, while the power supply expense component of rates is only slightly over 0.8 cents per kWh.  The average cost of service for all customers is approximately 5 cents per kWh.  Thus, application of the LGAR rate effectively penalizes the Company for serving new customers.27

VIII

FINANCIAL EFFECTS OF PCA UNDER CURRENT CONDITIONS

A.        General Effects on Earnings

In each year since 2001, the Company has been unable to earn its approved rate of return. The PCA’s sharing formula and LGAR are primary factors contributing to this negative earnings impact. The cumulative after tax loss attributable to the PCA’s sharing formula and LGAR during the seven year period from 2001 through 2007 is $100.5 million.28  (The PCA’s failure to provide for recovery of third-party transmission expenses also adversely affects the Company’s earnings)  The sharing formula and LGAR have the greatest negative impact during periods of rapid load growth and low hydro production.

27 While the LGAR has been set at 6.279 cents per kWh, for one year only (commencing March 2008), half of the load growth will be measured making the effective LGAR 3.14 cents per kWh.

28 Exhibit 1.

B.        Effect of Sharing Formula

The cumulative before tax negative impact on earnings attributable to the application of the sharing formula to non-PURPA net power supply expenses during the seven year period from 2001 through 2007 is $91.9 million.29  In each of these years the Company suffered a negative impact due to the application of the sharing formula to non-PURPA net power supply expenses.30  The single largest yearly before tax negative impact during this period was $34.1 million in 2001.  In 2007, the before tax negative impact was $17.1 million. 31

C.        Effect of LGAR

The cumulative before tax negative impact on earnings attributable to the application of LGAR during the seven year period from 2001 through 2007 is $73.2 million.32  In each of these years the Company suffered a negative impact on due to the application of LGAR.33  The single largest yearly negative impact during this period was $18.3 million in 2007.34

D.        Third-Party Transmission Expenses

The PCA does not provide for recovery of third-party transmission expenses associated with market purchases or sales of electricity.  The 2007 before tax negative impact on earnings attributable to the PCA’s lack of recovery of these expenses was $5 million.

E.        PCA Forecast

The PCA forecast has little ultimate earnings impact because of the eventual reconciliation of forecasted expenses and actual expenses pursuant to the PCA true-up.  The PCA forecast can, however, have a significant impact on cash flow and the Company’s short term cash needs.  In theory, when projected stream flows indicate that net power supply expenses are expected to be higher than base, the PCA forecast allows the Company to collect the difference as it is incurring the additional expense.  In the case of higher than normal stream flows, the opposite is true.

In application, the PCA forecast feature has at times failed to meet the PCA’s original objective of more closely matching revenues to actual power supply expenses.  Volatility of market prices for energy combined with the prescriptive Risk Management Policy have resulted in internal forecasts of power supply expenses that are far different from the PCA regression method forecasts.  As a result, subsequent year true-ups have been far larger in the 2000s than in the 1990s.  The 2007 PCA filing serves as an example.  In April 2007, the NWRFC final stream flow forecast was 3.3 MAF.  The regression calculation forecasted net power supply expenses at $28.3 million above base.  For the 12 months ending March 2008,

29 Exhibit 2.

30 Id.

31 Id.

32 Exhibit 3.

33 Id.

34 Id.

the Company incurred $197.5 million in net power supply expenses, or $96.6 million above base.

Large true-ups can result in customer confusion.  As was the case in 2008, a substantial PCA rate increase was approved by the IPUC in June 2008.  This increase was attributable to power supply expenses incurred during the historically low water year commencing in April 2007.  The June 2008 rate increase became effective following a winter of relatively higher snowfall, leading to an element of customer perception that the increase was unnecessary.

IX

DETERIORATION IN IPC’S CREDIT RATINGS AND RESULTANT INCREASE IN THE COST OF CAPITAL TO THE DETRIMENT OF THE COMPANY AND ITS CUSTOMERS

Between 2000 and 2007, the Company’s Standard & Poor’s credit rating has dropped four grades, from a rating of “A+” to a rating of “BBB”.35  The credit agencies and financial markets attribute this drop to the PCA’s sharing formula and LGAR.  As noted by Dow Jones analyst Michael A. Pollock on July 16, 2008:

As energy costs have soared, utility investors have been flocking to companies that generate power from nuclear fuel or renewable resources.  But few have rushed to buy shares of Idacorp Inc. . . . even though more than half the generation capacity of its main subsidiary is hydroelectric.  Adverse weather has prevented the company from fully exploiting its low-cost generation base.  As power demand has risen, it has had to close the gap by firing up fossil-fuel plants and paying market rates for energy.  Meantime, because of the cost-recovery formula used by its regulators in approving rates, the company hasn’t been able to recoup all of the higher production costs.  Those higher costs, along with capital expansion outlays, have gradually whittled away the company’s financial strength, say credit ratings firms, which have put Idacorp debt on watch for possible downgrade from its current ratings level, two notches above junk.  (Emphasis added.)36

This lessening of the Company’s creditworthiness has direct, adverse financial consequences not just for the Company’s shareholders, but also for its customers.  Impaired financial strength reduces share value to the detriment of shareholders.  Moreover, a lower credit rating increases the interest cost of debt, which is borne by the Company’s customers.  The cumulative additional interest expense of a $100 million, 30 year bond issued by a “BB” rated utility is approximately $60 million greater than a comparable bond issued by an “A” rated utility.37

The Company is undertaking an infrastructure build-out that is unprecedented since its construction of the Hells Canyon complex.  The Company currently expects to spend $900

35 Exhibit 5.

36 Exhibit 6.

37 Exhibit 8.

million in construction expenditures just in the immediate near term (2008 to 2010), excluding any expenditures for a nominal 250-MW combined cycle combustion turbine expected to be in service as early as 201238  Significant additional capital expenditures are expected thereafter.39  Financing this new infrastructure will be at a much greater cost to the Company’s shareholders and customers if its credit ratings remain impaired by application of the PCA’s sharing formula and LGAR.

38 IdaCorp 2007 SEC Form 10K, p.42.

39 Id.

EXHIBIT NO 1

Idaho Power Company

PCA’s Earnings and ROE Impact  (Calendar Years 2001 through 2007)

								2001-2007
	2001	2002	2003	2004	2005	2006	2007	Total

Earnings Analysis ($ millions):
LGAR Impact	($7.7)	($9.8)	($7.4)	($2.3)	($2.4)	($3.8)	($11.1)	($44.6)
Non-PURPA / NPSC IMPACT	(20.8)	(6.3)	(5.9)	(4.7)	(5.3)	(2.6)	(10.4)	(55.9)

PCA Earnings Impact	($28.5)	($16.1)	($13.3)	($7.0)	($7.7)	($6.4)	($21.5)	($100.5)

LGAR: ROE Impact	-1.0%	-1.3%	-0.9%	-0.3%	-0.3%	-0.4%	-1.0%
Non-PURPA NPSC: ROE Impact	-2.7%	-0.8%	-0.7%	-0.5%	-0.6%	-0.3%	-0.9%

PCA ROE Impact	-3.7%	-2.1%	-1.6%	-0.8%	-0.8%	-0.6%	-1.9%

EXHIBIT NO 2

Idaho Power Company

Non-PURPA Net Power Supply Expense (NPSE) and the 90/10 Sharing Impact (Calendar Years 2001 through 2007)

	1	2	3	4	5	6	7
								2001-2007
	2001	2002	2003	2004	2005	2006	2007	Total

Test year used for normalized sytem load	1993	1993	1993	1993 and 2003	2003	2003 and 2005	2005
				Jan-May/Jun-Dec		Jan-May/Jun-Dec

Base Non-PURPA NPSE (jurisdictionalized)	$33.1	$33.1	$33.1	$49.8	$47.7	$44.2	$43.6	$284.5
Actual Non-PURPA NPSE (jurisdictionalized)	374.1	136.5	129.8	126.3	135.4	86.3	214.7	1,203.1

Base Above (Below) Actual	(341.0)	(103.4)	(96.7)	(76.5)	(87.7)	(42.1)	(171.1)	(918.6)

90% Customer Share	306.9	93.1	87.0	68.9	79.0	37.9	154.0	826.7

Earnings (Loss) before Tax ($millions)	($34.1)	($10.3)	($9.7)	($7.6)	($8.8)	($4.2)	($17.1)	($91.9)
Tax Benefit	13.3	4.0	3.8	3.0	3.4	1.6	6.7	35.9
Net Loss ($millions)	($20.8)	($6.3)	($5.9)	($4.7)	($5.3)	($2.6)	($10.4)	($55.9)

EXHIBIT NO 3

Idaho Power Company

Load Growth Rate Adjustment (Calendar Years 2001 through 2007)

	1	2	3	4	5	6	7
								2001-2007
	2001	2002	2003	2004	2005	2006	2007	Total

Test year used for normalized sytem load	1993	1993	1993	1993 and 2003	2003	2003 and 2005	2005
				Jan-May/Jun-Dec		Jan-May/Jun-Dec

Actual Total System Load (Adjusted)	15,391,462	15,789,544	15,146,843	14,700,152	14,563,423	15,302,912	15,859,692
Total System Normalized Load - MWh	13,952,283	13,952,283	13,952,283	14,232,387	14,107,573	14,506,197	14,819,152
Change in Load (MWhs)	1,439,179	1,837,261	1,194,560	467,765	455,850	796,715	1,040,540

Load Growth Adjustment Rate	$16.84	$16.84	$16.84	$16.84	$16.84	$16.84	$16.84 / $29.41

LGAR Charge ($ millions)	$18.5	$23.7	$17.0	$6.5	$6.5	$11.4	$24.4	$108.0
(After Jurisdictionalizaton & Sharing)

Less Estimated Collection:
Change in Load (MWhs)	1,439,179	1,837,261	1,194,560	467,765	455,850	796,715	1,040,540
Less estimated system losses at 8%	(115,134)	(146,981)	(95,565)	(37,421)	(36,468)	(63,737)	(83,243)
	1,324,045	1,690,280	1,098,995	430,344	419,382	732,978	957,297
Idaho Jurisdictional %	85.0%	85.0%	85.0%	85.0% / 94.1%	94.1%	94.1%	94.1%
	1,125,438	1,436,738	934,146	388,636	394,638	689,732	900,816
Embedded PURPA & Variable Power Supply Exp Rate	$5.24	$5.24	$5.24	$5.24 / $6.67	$6.67	$6.67 / $6.81	$6.81
Estimated Collection ($ millions)	$5.9	$7.5	$4.9	$2.7	$2.6	$5.1	$6.1	$34.9

Earnings (Loss) before Tax ($ millions)	($12.6)	($16.1)	($12.1)	($3.8)	($3.9)	($6.3)	($18.3)	($73.2)
Tax Benefit	4.9	6.3	4.7	1.5	1.5	2.5	7.1	28.6
Net Loss ($ millions)	($7.7)	($9.8)	($7.4)	($2.3)	($2.4)	($3.8)	($11.1)	($44.6)

Exhibit 4

Intentionally Omitted

Included in Exhibit 99.2

Exhibit 5

Intentionally Omitted

Included in Exhibit 99.2

Exhibit 6

IN THE MONEY: Drought Crimps Cash Flow At Idaho Utility >IDA

Dow Jones & Company, Inc. -- July 16, 2008

By Michael A. Pollock, Of DOW JONES NEWSWIRES

NEW YORK (Dow Jones)--As energy costs have soared, utility investors have been flocking to companies that generate power from nuclear fuel or renewable resources.

But few have rushed to buy shares of Idacorp Inc. (IDA), Boise, Idaho, even though more than half the generation capacity of its main subsidiary is hydroelectric.

Adverse weather has prevented the company from fully exploiting its low-cost generation base. As power demand has risen, it has had to close the gap by firing up fossil-fuel plants and paying market rates for energy.

Meantime, because of the cost-recovery formula used by its regulators in approving rates, the company hasn’t been able to recoup all of the higher production costs.

Those higher costs, along with capital expansion outlays, have gradually whittled away the company’s financial strength, say credit ratings firms, which have put Idacorp debt on watch for possible downgrade from its current ratings level, two notches above junk.

The saga highlights the risks of investing in renewable resources that are subject to the whims of Mother Nature.

Idacorp’s Idaho Power unit, with a 24,000-square mile service area in Idaho and Eastern Oregon, owns and operates 17 hydroelectric plants. It also owns two natural gas-fired plants, a diesel generator and a partial interest in three coal-fired plants.

Total generation capacity is slightly more than 3,000 megawatts, and in a typical year, about 55% of its capacity comes from low-cost hydroelectric generation.

But things haven’t been typical for most of this decade.

In six of the past seven years, drought or cold weather have resulted in lower water flow at Idacorp’s hydroelectric facilities. This year, fuel costs could top $150 million, more than 10% higher than last year and up nearly a third from two years ago.

But under a regulatory mechanism set up in the 1990s by agreement with the Idaho Public Utility Commission, Idaho Power is entitled to file for rate increases covering a maximum of 90% of its power costs. It must absorb the rest.

The arrangement worked fairly evenly during the first eight years it was in effect, resulting in five rate increases totaling about $61 million and three rate reductions totaling $57 million.

Still, each subnormal water year has put the company a little further behind. “It’s just that power prices are so much higher than what they had been in the past,” says Larry Spencer, director of investor relations at Idacorp.

In 2007, Idacorp’s operating cash flow dropped about 50% to $81 million from the previous year. According to Capital IQ, return on equity stood at 6.7% in the first quarter, down from 9.3% in 2006 - the only recent year in which hydroelectric generation reached a normal level.

To meet ongoing capital needs, Idacorp at times issues commercial paper.

The company recently closed a $120 million debt sale to term out short-term obligations and help meet capital spending needs.

In March, Fitch Ratings revised the outlooks for Idacorp and Idaho Power to negative from stable, citing “weakening underlying credit metrics” as a result of the company’s inability to fully recover higher generation costs. Fitch now rates the parent and subsidiary company triple-B.

Among other things, Fitch cited expected annual capital outlays of $300 million, up from $286 million last year, at a point when cash flow has fallen, based on an analysis by analyst Philip Smyth.

Idacorp in 2007 earned $82.3 million on revenue of $879.4 million. Cash totaled $7.4 million at March 31.

At around $30 currently, the company’s shares are down 14% so far this year, having fallen about three times as much as broad gauges of utility industry share prices. Idacorp trades at about 17 times trailing 12-month earnings, compared with 23 for shares of Chicago-based Exelon Corp., which owns nuclear plants.

Idaho Power’s long-term capital plan calls for greater reliance on other renewable resources. Among moves in that direction, it last year opened a 100- megawatt wind farm.

Still, near-term prospects for lower-cost generation aren’t encouraging.

This season, forecasters expect the water flow Idaho Power depends on to total around only two-thirds of normal levels.

On June 30, during a hot spell, Idaho Power recorded a new record for peak system demand.

The company plans shortly to meet with regulators to start making a case for refining its power cost recovery mechanism. But chances are that its customers aren’t any more eager to pay more for energy than Idaho Power is.

(Michael A. Pollock, a special writer at Dow Jones Newswires, is one of five “ In The Money” columnists who take a sophisticated look at the value of companies and their securities and explore unique trading strategies.)

-By Michael A. Pollock, Dow Jones Newswires; 201-938-2004; michael.pollock@dowjones.com

EXHIBIT NO. 7

Interest Cost Comparison by Rating Category

(10-Year Fixed Interest)

Cumulative Customer Pre-tax Impact Interest Costs
(Year-end 2007 Utility Bond Rates)
Interest Cost on $100 Bond
$70
$65
$60
$55
$50
$45
A
BBB
BB
Rating Catagory
10-Year Cumulative Interest Expense on $100 million Bond

Interest Cost Comparison by Rating Category (10-Year Fixed Interest) Cumulative Customer Pre-tax Impact Interest Costs (Year -end 2007 Utility Bond Rates) $45 $50 $55 $60 $65 $70 A BBB BB Rating Catagory Interest Cost on $100 Bond 10-Year Cumulative Interest Expense on $100 million Bond EXHIBIT NO. 7

Exhibit 8

Intentionally Omitted

Included in Exhibit 99.2